EXHIBIT 99.2

November 30, 2001

Mr. Bruce Shirey
President
ConSyGen, inc.
Tempe, AZ                 Via Fax and Email

Dear Bruce

As per our conversation yesterday, I have found that my duties as Chairman of ConSyGen are taking up much more time than I had expected they would and they are now interfering with my ability to run my own business, Carriage House Capital. As you are aware, I accepted this position as interim Chairman with the understanding that a replacement would be found fairly quickly. Unfortunately, this has not been the case.

Accordingly, in fairness to you and the shareholders of ConSyGen, I hereby resign as Chairman of ConSyGen, effective immediately.

Sincerely,


/s/ Howard R. Baer
Howard R. Baer

The Baer Building
2530 S. Rural Rd.
Tempe, Arizona 85282